EXHIBIT 99.1

   IVAX Reports 3rd Quarter 2005 Results; Revenues up 41% to Record
          $617.7 Million; Net Income up 25% to $55.4 Million;
                          EPS up 18% to $0.20

    MIAMI--(BUSINESS WIRE)--Nov. 8, 2005--IVAX Corporation (AMEX: IVX) (LSE: IVX.L) (WSE: IVX) reported third quarter 2005 revenues of $617.7 million, an increase of 41% over revenues of $439.1 million in the third quarter of 2004 and the highest quarterly revenues in IVAX' eighteen year history. Net income for the third quarter 2005 was $55.4 million, a 25% increase over net income of $44.4 million for the third quarter 2004. Third quarter earnings per share of $0.20 were 18% higher than $0.17 in the third quarter 2004. For the nine months ending September 30, 2005, revenues were $1.69 billion, and net income $134.5 million or $0.49 per share compared to revenues of $1.33 billion, and net income of $134.8 million or $0.51 per share in 2004.
    Neil Flanzraich, vice chairman and president of IVAX Corporation said, "As this may well be our last quarter to report as an independent company, we would like to thank all our investors and employees for their loyalty and support throughout the years. This is the eleventh consecutive quarter of year-over-year quarterly increases of revenue and we are pleased that all major business regions contributed to this growth. In the third quarter 2005, North American revenues increased 39% from $213.0 million to $295.0 million. These were the highest revenues ever for our North American operations and the eleventh consecutive quarter of year-over-year quarterly revenue growth. European revenues increased 26% from $151.2 million to $190.9 million; this increase was largely attributable to recognition in this quarter of the previously disclosed deferred revenues from our licensing agreement with Mayne Group Limited for Paxene(R) and revenues of Polfa Kutno, acquired in December 2004. Latin American revenues increased 14% from $83.2 million to $94.6 million, the tenth consecutive quarter of year-over-year quarterly revenue growth.
    "As announced on October 24, 2005, our third quarter earnings were decreased by approximately $0.04 per share by items related to our merger with Teva Pharmaceuticals Industries Ltd. These included merger-related costs (required to be expensed by acquirees, much of which is not tax deductible) and the dilutive effect of additional shares now outstanding or deemed outstanding in connection with options and convertible notes because of the recent rise in IVAX' stock price. On October 27, 2005, IVAX and Teva announced that their shareholders overwhelmingly approved the acquisition of IVAX by Teva; closing of the transaction is still expected in late 2005 or early 2006, after completion of the Hart-Scott-Rodino clearance process, obtaining other required antitrust approvals and satisfaction of other closing conditions of the merger agreement."
    IVAX will conduct a conference call at 11:00 A.M. Eastern Time (Miami) to discuss the third quarter as well as other topics. Interested parties can access the conference call by dialing 1-888-400-7916 from anywhere in the U.S. or by dialing 703-925-2612 from non-U.S. locations. The conference call will also be webcast. To access and register for the webcast, go to IVAX' website at http://www.ivax.com at least fifteen minutes before the 11:00 A.M. conference call and click on the webcast link on IVAX' home page.
    Replays of the conference call will be available starting at approximately 2:00 P.M. on November 8th and will continue through November 12th. To listen to the replay of the conference call, dial 800-475-6701 in the U.S. and internationally dial 320-365-3844, and then enter the ID #802382. Replays of the webcast via IVAX' website will be available.

    IVAX Corporation, headquartered in Miami, Florida, discovers, develops, manufactures, and markets branded and brand equivalent
(generic) pharmaceuticals and veterinary products in the U.S. and internationally.

    Copies of this and other news releases may be obtained free of charge from IVAX' website at www.ivax.com.

    Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements, including, among others, statements relating to goals, plans, expectations, estimates and projections regarding the company's financial position, results of operations, market position and business strategy involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, risks that could affect IVAX' earnings; that growth in any of the geographic areas in which IVAX operates may be less than anticipated; that the merger with Teva may not occur in late 2005 or early 2006 or at all; and that the change of control of the Company or regulatory issues arising from the proposed merger of the Company and Teva Pharmaceutical Industries Limited could affect the Company's relationships and/or agreements with third parties, including distributors, manufacturers, suppliers and customers. In addition to the risk factors set forth above, IVAX' forward looking statements may also be adversely affected by whether and when the proposed acquisition of IVAX by Teva Pharmaceutical Industries will be consummated and the terms of any conditions imposed in connection with such closing, including any required divestitures in connection with obtaining antitrust approvals, diversion of management time on merger-related issues, IVAX' ability to successfully develop and commercialize additional pharmaceutical products, the introduction of competitive generic products, the impact of competition from brand-name companies that sell or license their own generic products (so called "authorized generics") or successfully extend the exclusivity period of their branded products, regulatory changes that may prevent IVAX from exploiting exclusivity periods, potential liability for sales of generic products prior to completion of appellate litigation, including that relating to Neurontin(R), the difficulty in predicting the timing and outcome of legal proceedings, including patent-related matters such as patent challenge settlements and patent infringement cases, court and FDA decisions on exclusivity periods, the impact of pharmaceutical industry regulation and pending legislation that could affect the pharmaceutical industry, the difficulty of predicting U.S. Food and Drug Administration, European Medicines Association and other regulatory authority approvals, the regulatory environment and changes in the health policies and structure of various countries, exposure to product liability claims, dependence on patent and other protections for innovative products, significant operations outside the United States that may be adversely affected by fluctuations in currency, exchange and interest rates, operating results and other factors that are discussed in IVAX' Annual Report on Form 10-K and their other filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and IVAX undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Neurontin(R) is a registered trademark of Warner-Lambert Company, a unit of Pfizer Inc.


                   IVAX Corporation and Subsidiaries
            Condensed Consolidated Statements of Operations
                              (Unaudited)

                            Three Months             Nine Months
Period Ended
 September 30,            2005        2004        2005        2004
                       ----------------------- -----------------------
(In thousands, except
 per share data)

Net revenues           $  617,728  $  439,086  $1,686,612  $1,328,239
Cost of sales
 (excludes
 amortization, which
 is presented below)      356,721     248,530     986,094     713,723
                       ----------------------- -----------------------
  Gross profit            261,007     190,556     700,518     614,516
                       ----------------------- -----------------------
Operating expenses:
  Selling                  77,371      66,441     235,742     194,308
  General and
   administrative          51,403      40,393     134,801     120,498
  Research and
   development             34,861      33,639     104,469     104,651
  Amortization of
   intangible assets        8,295       5,510      22,124      16,447
  Restructuring costs
   reversal                 1,344         517       4,483       1,114
  Merger expense           10,237           -      10,237           -
                       ----------------------- -----------------------
    Total operating
     expenses             183,511     146,500     511,856     437,018
                       ----------------------- -----------------------
Operating income           77,496      44,056     188,662     177,498
    Total other income
     (expense), net         1,324      (3,060)        246     (25,554)
                       ----------------------- -----------------------
Income before income
 taxes and minority
 interest                  78,820      40,996     188,908     151,944
Provision (benefit)
 for income taxes          23,732      (3,358)     54,444      17,094
                       ----------------------- -----------------------
Income before minority
 interest                  55,088      44,354     134,464     134,850
Minority interest             274          24           5         (33)
                       ----------------------- -----------------------
Net income             $   55,362  $   44,378  $  134,469  $  134,817
                       ======================= =======================

Earnings per common
 share:
  Basic                $     0.20  $     0.18  $     0.51  $     0.54
                       =========== =========== =========== ===========
  Diluted              $     0.20  $     0.17  $     0.49  $     0.51
                       ======================= =======================

Weighted average
 number of common
 shares outstanding:
  Basic                   271,200     250,296     266,109     248,158
                       ======================= =======================
  Diluted                 282,647     272,979     276,184     267,123
                       ======================= =======================



                   IVAX Corporation and Subsidiaries
                 Condensed Consolidated Balance Sheets

                                                September   December
                                                30, 2005    31, 2004
                                               -----------------------
(In thousands)                                 (Unaudited)

Assets
------
Cash and cash equivalents                      $  309,198  $  391,988
Marketable securities, short term                 260,361       6,058
Other current assets                            1,216,163   1,123,597
Property, plant and equipment, net                615,597     604,647
Other assets                                    1,435,774   1,085,729
                                               -----------------------
    Total assets                               $3,837,093  $3,212,019
                                               =======================

Liabilities and Shareholders' Equity
------------------------------------
Current portion of long-term debt              $  631,152  $   60,145
Other current liabilities                         553,881     518,276
Long-term debt                                    768,684   1,057,843
Other long-term liabilities                       103,665      72,855
Minority interest                                  12,565      12,571
Commitments and contingencies
Shareholders' equity                            1,767,146   1,490,329
                                               -----------------------
    Total liabilities and shareholders' equity $3,837,093  $3,212,019
                                               =======================



                   IVAX Corporation and Subsidiaries
                        Reportable Segment Data
                              (Unaudited)

Period Ended                Three Months             Nine Months
 September 30,
(In thousands)            2005        2004        2005        2004
                       ----------------------- -----------------------
North America

  External sales       $  294,100  $  212,371  $  780,680  $  604,409
  Intersegment sales          465         431       1,478       4,885
  Other revenues              437         148       1,750       1,953
                       ----------------------- -----------------------
  Net revenues -
   North America          295,002     212,950     783,908     611,247
                       ----------------------- -----------------------
Europe

  External sales          149,458     126,329     470,517     400,363
  Intersegment sales        8,075      23,949      44,006      65,710
  Other revenues           33,354         945      53,723      45,162
                       ----------------------- -----------------------
  Net revenues -
   Europe                 190,887     151,223     568,246     511,235
                       ----------------------- -----------------------
Latin America

  External sales           93,496      81,686     278,427     230,748
  Other revenues            1,104       1,490       1,776       2,284
                       ----------------------- -----------------------
  Net revenues -
   Latin America           94,600      83,176     280,203     233,032
                       ----------------------- -----------------------
Corporate & other

  External sales           42,456      10,614      91,034      36,217
  Intersegment sales       (8,540)    (24,380)    (45,484)    (70,595)
  Other revenues            3,323       5,503       8,705       7,103
                       ----------------------- -----------------------
  Net revenues -
   Corporate & other       37,239      (8,263)     54,255     (27,275)
                       ----------------------- -----------------------

                       ----------------------- -----------------------
Consolidated net
 revenues              $  617,728  $  439,086  $1,686,612  $1,328,239
                       ======================= =======================



    CONTACT: IVAX Corporation, Miami
             David Malina, 305-575-6043
             www.ivax.com